PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                             SOVEREIGN BANCORP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


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


                                     [LOGO]

March 27, 2000

Dear Shareholder:

     Sovereign Bancorp will hold its 2000 Annual Meeting of Shareholders on Thursday, April 27, 2000 at 3:30 p.m. in the Regency Ballroom of The Sheraton Reading Hotel, Route 422 West, Paper Mill Road Exit, Wyomissing, Pennsylvania. For your convenience, directions to The Sheraton Reading Hotel are included on the back cover of the Proxy Statement.

     Sovereign's Board of Directors believes that it is important for Sovereign's shareholders to participate personally in the process by which Sovereign's directors are elected. The election of diligent, active, involved and responsible directors is the cornerstone of corporate governance at Sovereign. Sovereign's Board actively chooses, directs and compensates Sovereign's senior management, establishes programs to oversee Sovereign's compliance with laws and reviews corporate plans, policies and commitments with a view to representing all of Sovereign's stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves.

     THE NOTICE AND PROXY STATEMENT, WHICH ARE SET FORTH IN THE FOLLOWING PAGES, DESCRIBE THE BUSINESS TO BE CONDUCTED AT THE MEETING. PROPOSALS 1 AND 2 TO BE ACTED ON AT THE MEETING HAVE BEEN UNANIMOUSLY APPROVED AND RECOMMENDED BY SOVEREIGN'S BOARD OF DIRECTORS. PLEASE CAREFULLY READ THE DESCRIPTION OF THE PROPOSALS AND VOTE FOR THEIR ADOPTION.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed envelope. This will not prevent you from voting in person at the Meeting but will assure that your vote is counted if you are unable to attend.

     ADMISSION TO THE MEETING WILL BE BY TICKET ONLY. IF YOU ARE A REGISTERED SHAREHOLDER PLANNING TO ATTEND THE MEETING, PLEASE RETAIN THE BOTTOM PORTION OF THE PROXY CARD AS YOUR ADMISSION TICKET. IF YOUR SHARES ARE HELD THROUGH AN INTERMEDIARY SUCH AS A BANK OR BROKER, FOLLOW THE INSTRUCTIONS IN THE PROXY STATEMENT TO OBTAIN A TICKET. IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ATTENDANCE/RESERVATION CARD INCLUDED INSIDE THE PROXY STATEMENT AND RETURN IT AS SOON AS POSSIBLE. WE WILL BASE ADMITTANCE TO THE MEETING UPON AVAILABILITY OF SEATING.

     We urge you to participate in the Meeting in person or by proxy. Thank you very much for your continued interest in Sovereign.

                                      Sincerely,

                                      /s/ Richard E. Mohn
                                          -------------------------------------
                                          Richard E. Mohn
                                          Chairman of the Board


                                      /s/ Jay S. Sidhu
                                          -------------------------------------
                                          Jay S. Sidhu
                                          President and Chief Executive Officer

                                     [LOGO]

                            ------------------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 2000

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Sovereign Bancorp, Inc. ("Sovereign") will be held on Thursday, April 27, 2000, at 3:30 p.m. (Eastern Time) in the Regency Ballroom of The Sheraton Reading Hotel, Route 422 West, Paper Mill Road Exit, Wyomissing, Pennsylvania for the following purposes:

          (1) To elect two (2) Class I directors of Sovereign to serve for a term of three years and until their successors shall have been elected and qualified;

          (2) To ratify the appointment by Sovereign's Board of Directors of Ernst & Young LLP as Sovereign's independent auditors for the fiscal year ending December 31, 2000;

          (3) If presented, to consider and act upon a shareholder proposal opposed by the Board of Directors; and

          (4) To transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 1, 2000, are entitled to notice of, and to vote at the Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Lawrence M. Thompson, Jr.
                                              -------------------------
                                              LAWRENCE M. THOMPSON, JR.
                                              SECRETARY

Wyomissing, Pennsylvania
March 27, 2000

                            SOVEREIGN BANCORP, INC.

                      ------------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2000

                      ------------------------------------

                              GENERAL INFORMATION

     SOLICITATION OF PROXIES. The Board of Directors of Sovereign Bancorp, Inc. ("Sovereign"), parent company of Sovereign Bank, is providing this Proxy Statement to solicit proxies for use at Sovereign's annual meeting of shareholders to be held April 27, 2000, or any adjournment thereof (the "Meeting"). Sovereign is first mailing this Proxy Statement and the accompanying proxy on or about March 27, 2000. Sovereign will pay the expense of soliciting proxies. Sovereign expects to solicit proxies primarily by mail. Sovereign's directors, officers and team members may also solicit proxies personally, by telephone and by telegraph. In addition, Sovereign has retained Georgeson & Company, Inc. to assist with the solicitation of proxies at an estimated cost of $7,500, plus reasonable out-of-pocket expenses.

     VOTING AND REVOCATION OF PROXIES. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy bearing a later date to the Secretary of Sovereign, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on March 1, 2000 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 230,437,610 shares of Sovereign common stock outstanding, each of which will be entitled to one vote at the Meeting.

     If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees; "FOR" the ratification of Ernst & Young LLP as Sovereign's independent auditors for 2000; and "AGAINST" approval of the shareholder proposal described below. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders, including with respect to any matters not complying with the advance notice provisions set forth in Sovereign's Bylaws.

     QUORUM. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

     ATTENDANCE AT THE MEETING. Attendance at the Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of Sovereign. Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their admission ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and include proof of ownership, such as a bank or brokerage firm account statement, or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Tickets may be issued to others at the discretion of Sovereign. We will base admittance to the Meeting on the availability of seating. If you plan to attend the Meeting, please provide the information requested on the attendance card included inside the Proxy Statement and return it in the enclosed envelope as soon as possible.

                   INFORMATION CONCERNING THE BOARD OF DIRECTORS,
                       SOVEREIGN'S GOVERNANCE PROCEDURES
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

     Sovereign's Articles of Incorporation provide that the number of Sovereign directors shall consist of not less than six nor more than twenty members, as fixed by the Board of Directors from time to time. The Articles also divide the Board into three classes, which under applicable law, must be, in terms of the number of directors in each class, as nearly equal as possible.

     Effective November 1, 1999, the Board of Directors increased the size of the Board from seven members to eight members, and Mr. Brian Hard was elected as a Class II director to fill the vacancy created by the increase in the size of the Board. Mr. Patrick J. Petrone, a Class I director, has elected to retire, effective upon the election of his successor, at the Meeting. Effective upon Mr. Petrone's retirement, the number of members of the Board of Directors will be reduced from eight members to seven members, and in order to comply with the requirement set forth in Sovereign's Articles of Incorporation that the number of directors in each Class be as nearly equal in number as possible, the Board of Directors has unanimously nominated Mr. Brian Hard for reelection as a Class I director to fill the vacancy which will result from Mr. Petrone's retirement.

     Consistent with its perception of good principles of corporate governance, Sovereign historically has required that the preponderance of its Board consist of outside, non-employee directors, and has delegated important policy making and oversight functions to committees which also consist predominantly of outside directors. A description of the committees which possess significant corporate governance responsibilities is set forth below.

     o Sovereign's Audit Committee consists of five directors, all of whom are outside directors. Sovereign's Audit Committee serves as the principal liaison among the Board of Directors, Sovereign's independent auditors and Sovereign's internal audit function. It is responsible for, among other things, reporting to Sovereign's Board on the results of the annual audit. The Committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters considered appropriate. The Committee also reviews the performance of Sovereign's independent auditors in connection with the audit of Sovereign's financial statements. Importantly, from a corporate governance perspective, the Audit Committee also regularly evaluates the independent auditors' independence from Sovereign and Sovereign's management. Depending on the nature of matters under review, the outside auditors, and such officers and other team members, as necessary, attend all or part of the meetings of the Committee. Sovereign's Audit Committee met three times during 1999.

     o Sovereign's Nominating Committee consists of seven directors, six of whom are outside directors. Sovereign's Bylaws provide for both shareholder and Board nomination of director candidates. The Committee has the important task of taking the first step toward assuring good corporate governance by identifying, reviewing and recommending, to the full Board, potential nominees for submission to Sovereign's shareholders for election as directors of Sovereign or for election to fill vacancies on the Board. The Committee strives to identify, review and recommend only those nominees who appear to possess (i) the highest personal and professional ethics, integrity and values; (ii) sufficient education and breadth of experience to understand, evaluate and suggest solutions to the many problems facing financial institutions in an increasingly competitive environment; (iii) a reasoned and balanced commitment to Sovereign's social responsibilities; (iv) an interest in and the availability of time to be involved in Sovereign's affairs over a sustained period; (v) the reputation and stature required to represent Sovereign in the communities Sovereign serves, as well as before Sovereign's shareholders and other stakeholders; (vi) a willingness to objectively appraise management performance in the interest of Sovereign and its stakeholders; (vii) an open mind on all policy issues affecting the overall interests of Sovereign and its stakeholders; and (viii) involvement only in other activities or interests which do not create a conflict, or the appearance of a conflict, with the director's responsibilities to Sovereign and its stakeholders. The Committee's review of candidates is performed without regard to gender, race or religious affiliation. One of the objectives of this review is to have a Board which consists of members with a mix of diverse backgrounds, skills, experiences and personalities which will foster, not only good decision making, but also the chemistry to create an environment encouraging active, constructive, and informed participation among Board members. The Committee met once during 1999.

     o Sovereign's Ethics and Corporate Governance Committee, which Sovereign believes to be one of the few such Board committees in the United States, consists of seven directors, six of whom are outside directors. The Committee monitors, oversees and reviews compliance, by Sovereign's directors, officers and team members with Sovereign's Code of Conduct. Sovereign's Code of Conduct regulates potential conflicts of interest and transactions between Sovereign and its affiliates, the possible misuse or abuse of confidential information by Sovereign affiliates, and trading in Sovereign stock by Sovereign affiliates. The Committee function, therefore, is to assure, to the extent practicable, that Sovereign's directors, management, other affiliates and team members act in accordance with the highest standards of professional and ethical conduct. When exercising its authority, the Committee is required to consider Sovereign's mission, vision and values, including the impact of its actions on Sovereign's stakeholders, including Sovereign's shareholders, customers and team members, and the communities Sovereign serves. The Committee also is required to periodically review Sovereign's Code of Conduct and to make recommendations to the Board with respect to modification. During 1996 Sovereign expanded the scope of the responsibility of this Committee to specifically include corporate governance matters. The Committee met once during 1999.

     o Sovereign's Compensation Committee consists of six directors, all of whom are outside directors. This Committee is responsible for the important task of studying and making recommendations to the Board on compensating and providing incentive to executive management, principally Sovereign's Chief Executive Officer. Among other responsibilities, the Committee makes appraisals of the Chief Executive Officer. In addition, the Committee reviews Sovereign's executive compensation structure in an effort to ensure that executive compensation (i) is competitive and (ii) is closely linked to Sovereign's financial performance. The Committee also attempts to assure, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, that the interests of executive management are aligned, to the extent practicable, with the interests of Sovereign's shareholders. This Committee met three times during 1999.

     Sovereign also maintains a number of other important committees, including Sovereign's Merger and Acquisition Committee, Sovereign's Pension Committee and Sovereign's Executive Committee. Sovereign's Merger and Acquisition Committee, which met once during 1999, consists of four directors, three of whom are outside directors. The Committee reviews and recommends to Sovereign's Board of Directors candidates for acquisition by Sovereign. Sovereign's Pension Committee, which met three times during 1999, presently consists of six directors, five of whom are outside directors. This Committee administers Sovereign's Pension Plan, Employee Stock Ownership Plan, Stock Purchase Plan, 401(k) Retirement Plan and Sovereign's Long Term Deferred Compensation Plans and Programs. This Committee also approves Sovereign's investment policy and guidelines, reviews investment performance, and appoints and retains trustees and investment managers for Sovereign's retirement plans. The Board of Directors also has an Executive Committee, which has the ability to exercise all of the powers of the Board in the management and direction of the business and affairs of Sovereign between Board meetings, except those, which by statute, are reserved to the Board of Directors. This Committee, which met twice during 1999, consists of five directors, four of whom are outside directors.

     Also consistent with its perception of good corporate governance, Sovereign's board, working with management, has established a series of practices and procedures to assure a flow of information about Sovereign's business to its directors in an effort to maximize continued active interest, involvement and participation by Board members, as well as diligent and effective Board decision making.

     New Sovereign directors receive manuals which include information on Sovereign's vision, mission, values and style, as well as copies of Sovereign's Bylaws, policies, procedures and guidelines. They are also provided with an opportunity to meet with Sovereign's management and visit Sovereign's facilities.

     Pre-meeting materials are routinely distributed to Board members in advance of meetings. These materials include in-depth reports on each of Sovereign's critical success factors, including reports on asset quality, cost containment, interest rate and other risks. These materials also include reports for Sovereign's major business units, consisting not only of financial data, but also production, sales and marketing data and information on market and industry trends, as well. These materials also include background and write-ups on items coming before the Board. In an effort to be informed, directors also periodically visit sites of new branches and acquisitions, as well as other Sovereign locations germane to the decision making process.

     Senior and executive officers routinely attend at least a portion of every Board meeting and they, and other members of management, frequently brief and seek advice from the Board, not only on items coming before the Board, but also on new products, marketing strategies and human resource initiatives. The Board periodically invites professionals and representatives of securities firms to make presentations to the Board in order to make the Board more aware, among other things, of investor perceptions of Sovereign. The Board also periodically meets with Sovereign's regulators in order for these regulators to make the Board more aware of the changing regulatory environment, and industry trends, as well as to discuss their assessment of Sovereign. Board members take these and other opportunities to actively discuss Sovereign specific and industry specific information and trends with these officers and other visitors.

     Sovereign's Board meets once or twice each year, over a two-day period, with Sovereign's executive management team to review Sovereign's business plans, discuss corporate strategy and evaluate Sovereign's strengths, weaknesses, opportunities and threats, as well as to review Sovereign's progress against Sovereign's vision, mission, values and critical success factors.

     Sovereign's Board also extensively studies Sovereign's strategic alternatives including sale, continuing its current strategy, or engaging in a merger of equals at least once a year. Sovereign has pursued this policy for the past several years and expects to continue it in the future, particularly in light of rapidly changing competitive conditions. Investment banking firms are usually asked to provide material for and/or to make presentations to or otherwise assist the Board at these sessions.

     In addition, Sovereign's Board has identified the following areas of Board and Board Committee involvement and responsibility as its principal areas of focus in its efforts to achieve good corporate governance and to represent Sovereign's stakeholders effectively:

     o Ongoing active and participatory review of Sovereign's strategic plan and its long range goals and of Sovereign's performance against such plan and goals, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals;

     o Monitoring of Sovereign's activities which may pose significant risks to Sovereign and of Sovereign's programs to respond to and contain such risks;

     o Ongoing review and monitoring of Sovereign's progress in achieving its critical success factors, including assessment of the development of Sovereign's key team members;

     o Periodic, independent and objective review of the performance and development of the Chief Executive Officer and other members of executive management and their compensation relative to such performance;

     o Ongoing review of Sovereign's adherence to its corporate "Mission," "Vision" and "Values," which include Sovereign's articulation of its responsibilities to its stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves;

     o Periodic study, using outside resources, of Sovereign's strategic alternatives, including sale, continuing its current strategy, or engaging in a merger of equals;

     o Ongoing review of, and compliance with, Sovereign's policies and procedures, particularly its Code of Conduct, and other policies designed to assure compliance by Sovereign with law and regulation;

     o Review of the selection process for nominees for election to Sovereign's Board and the overall quality, interest, diligence, participation and contribution of its members; and

     o The availability, dissemination and explanation of the information which the Board and management believe is needed for the Board to perform its duties diligently and effectively in the interest of Sovereign's stakeholders.

     The Board met 17 times during 1999. Each director attended at least 75% of the total number of meetings of the Board and its Committees on which the director served during 1999 based on the number of such meetings held during the period for which each person served as a director or on a Committee.

     In addition to consisting principally of outside directors, Sovereign's Board occasionally excludes management directors from meetings. It also otherwise acts in an independent manner and considers itself to be interested, diligent, actively involved in Sovereign's affairs and otherwise dedicated to principles of good corporate governance.

     In what it perceives as an important action from the perspective of Sovereign's shareholders, Sovereign's Board, in January 1998, adopted a policy which requires directors, and certain key officers to own, by certain dates, a specified dollar value of Sovereign stock geared generally to their degree of responsibility or salary levels. Under this policy, Sovereign directors, Sovereign Bank directors, Sovereign's CEO and Sovereign executive management are required to beneficially own shares of common stock having a value of $100,000, $50,000, six times base salary, and three times base salary, respectively, at all times during their tenure with Sovereign. Sovereign directors and Sovereign's CEO achieved the ownership requirement by December 31, 1999 as mandated by the policy, except Mr. Brian Hard, who, as a new director of Sovereign, has until December 31, 2002 to achieve the ownership requirement. Sovereign's executive management have already achieved the ownership requirement before the mandated completion date of December 31, 2002. The completion date for Sovereign Bank directors was December 31, 1999, except Sovereign's Board, in accordance with the terms of the policy, granted an exception through December 31, 2000 to certain Sovereign Bank directors who, due to restrictions imposed under federal securities laws, were unable to purchase Sovereign common stock during a substantial portion of 1999 as a result of Sovereign's merger, acquisition and related activities during the year. Senior management and members of Sovereign's Strategy and Policy Committee are required to beneficially own shares of Sovereign common stock having a value of two times base salary by December 31, 2003. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of a Sovereign employee under Sovereign's Employee Stock Ownership Plan are not considered beneficially owned for purposes of the Policy. Sovereign's Board took this action, with the concurrence of its Ethics and Corporate Governance Committee, in an effort to assure that the interests of directors, officers and certain key employees are more completely aligned with those of Sovereign's shareholders.

                             ELECTION OF DIRECTORS

     Sovereign's Board of Directors currently consists of eight members and is divided into three classes: Class II directors, whose term expires in 2001; Class III directors, whose term expires in 2002; and Class I directors, whose present term expires in 2000 at the Meeting and, if and when elected at the Meeting, whose term will expire in 2003.

     Effective November 1, 1999, the Board of Directors increased the size of the Board from seven members to eight members, and Mr. Brian Hard was elected as a Class II director to fill the vacancy created by the increase in the size of the Board. Mr. Patrick J. Petrone, a Class I director, has elected to retire, effective upon the election of his successor, at the Meeting. Effective upon Mr. Petrone's retirement, the number of members of the Board of Directors will be reduced from eight members to seven members, and in order to comply with the requirement set forth in Sovereign's Articles of Incorporation that the number of directors in each Class be as nearly equal in number as possible, the Board of Directors has unanimously nominated Mr. Brian Hard for reelection as a Class I director to fill the vacancy which will result from Mr. Petrone's retirement.

     The Board of Directors has also unanimously nominated Cameron C. Troilo, Sr. for election as a Class I director of Sovereign. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Sovereign's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     The two nominees who receive the highest number of votes cast at the Meeting will be elected Class I directors. Shares represented by properly executed proxies in the accompanying form will be voted for the Class I nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

     The following table sets forth certain information concerning (i) the nominees for election as Class I directors of Sovereign, (ii) the continuing Class II and Class III directors of Sovereign, (iii) each named present or former executive officer of Sovereign identified in the summary compensation table on page 15, and (iv) all Sovereign directors and executive officers as a group, including their beneficial ownership of shares of common stock of Sovereign as of the Record Date. Unless otherwise indicated, each such Sovereign director and each such named executive officer holds sole voting and investment power over the shares listed as beneficially owned and the shares listed constitute less than 1% of the outstanding shares. Unless otherwise indicated in a footnote, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under Sovereign's stock option plans. Time in service for certain directors includes time served as a director of Sovereign's and Sovereign Bank's predecessor institutions.

                                                                          AMOUNT AND
                                                                          NATURE OF           PERCENT OF
                                                              DIRECTOR    BENEFICIAL            COMMON
NAME                                                    AGE    SINCE     OWNERSHIP(1)           STOCK
----                                                    ---   --------   ------------         ----------
NOMINEES AS CLASS I DIRECTORS
  TO SERVE UNTIL 2003
Brian Hard............................................  54      1999          2,488               --
Cameron C. Troilo, Sr.................................  61      1974        685,822(2)            --

CONTINUING AS CLASS II DIRECTORS
  TO SERVE UNTIL 2001
Rhoda S. Oberholtzer..................................  69      1979         96,465(3)            --
Daniel K. Rothermel...................................  61      1976        151,396(4)            --

CONTINUING CLASS III DIRECTORS
  TO SERVE UNTIL 2002
Richard E. Mohn.......................................  68      1981        516,954(5)            --
Jay S. Sidhu..........................................  48      1987      2,921,369(6)          1.3%
G. Arthur Weaver......................................  66      1971         99,606(7)            --

EXECUTIVE OFFICERS
Dennis S. Marlo (8)...................................  57       N/A      1,170,090(9)            --
Lawrence M. Thompson, Jr..............................  47       N/A        532,315(10)           --
All Sovereign Directors and executive officers as a
  group (nine persons)................................  N/A      N/A      6,176,505(11)(12)     2.7%

------------------

 (1) The table reflects data supplied by each director and executive officer. The table also reflects shares of Sovereign common stock owned by the trustee of the Sovereign Employee Stock Ownership Plan (the "Sovereign ESOP") which have been allocated to the accounts of the executive officers identified in the table, and as a group.

 (2) Mr. Troilo holds shared voting and investment power over 487,054 shares. Shares and percent include 48,000 shares subject to vested options.

 (3) Mrs. Oberholtzer holds shared voting and investment power over 525 shares. Shares and percent include 48,000 shares subject to vested options.

 (4) Mr. Rothermel holds shared voting and investment power over 7,927 shares. Shares and percent include 3,341 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership. Shares and percent include 82,151 shares subject to vested options.

 (5) Mr. Mohn holds shared voting and investment power over 166,340 shares. Shares and percent include 103,324 shares subject to vested options.

 (6) Mr. Sidhu holds shared voting and investment power over 665,391 shares. Shares and percent include 983,115 shares subject to vested options and 28,658 shares held by Sovereign's 401(k) Retirement Plan that are allocated to Mr. Sidhu's account and over which he exercises voting power. Shares and percent include 20,606 shares purchased and held by the Sovereign ESOP which are allocated to Mr. Sidhu's account and over which he exercises voting power.

 (7) Mr. Weaver holds shared voting and investment power over 18,518 shares. Shares and percent include 66,751 shares subject to vested options.

 (8) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998. Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective May 18, 1998.

 (9) Mr. Marlo holds shared voting and investment power over 28,903 shares. Mr. Marlo's shares and percent include 624,740 shares subject to vested options and 488 shares held by Sovereign's 401(k) Retirement Plan which are allocated to Mr. Marlo's account and over which he exercises voting power. Shares and percent include 758 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Marlo's account and over which he exercises voting power.

(10) Mr. Thompson holds shared voting and investment power over 117,090 shares. Mr. Thompson's shares and percent include 318,595 shares subject to vested options and 5,692 shares held by Sovereign's 401(k) Retirement Plan which are allocated to Mr. Thompson's account and over which he exercises voting power. Shares and percent include 15,841 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Thompson's account and over which he exercises voting power.

(11) In the aggregate, these persons hold shared voting and investment power over 1,491,748 shares. Shares and percent include 2,274,676 shares subject to vested options and 34,838 shares held by Sovereign's 401(k) Retirement Plan allocated to the executive officers' accounts and over which they exercise voting power. Shares and percent include 37,205 shares purchased and held by the Sovereign ESOP that are allocated to participant accounts and over which they exercise voting power.

(12) Under a policy adopted by Sovereign's Board in January 1998, Sovereign's non-employee directors, Mr. Sidhu, Mr. Marlo and Mr. Thompson are required to beneficially own shares of Sovereign common stock having a value of $100,000, six times base salary, and three times base salary, respectively, at all times during their tenure with Sovereign. Non-employee directors achieved the ownership requirement by December 31, 1999 as mandated by the policy, except for Mr. Brian Hard who, as a new director of Sovereign, has until December 31, 2002 to achieve the ownership requirement. Mr. Sidhu achieved the ownership requirement by December 31, 1999 as mandated by the policy. Messrs. Marlo and Thompson have already achieved the ownership requirement before the mandated completion date of December 31, 2002. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of Messrs. Sidhu, Marlo and Thompson under Sovereign's ESOP are not considered beneficially owned for purposes of the policy.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of Sovereign and of each continuing director of Sovereign is as follows:

[PHOTO] BRIAN HARD. Mr. Hard became President of Penske Truck Leasing in 1988. The company is one of the largest transportation services companies in North America; employing 15,000 people and operating more than 130,000 commercial trucks. He was elected to Sovereign's Board effective November 1, 1999, and has served as a director of Sovereign Bank since 1996. Mr. Hard has been active in several Sovereign Board committees since his appointment as a director.

[PHOTO] RICHARD E. MOHN. Mr. Mohn became Chairman of the Board of Sovereign Bank in November, 1989, and Chairman of Sovereign in May 1995. Mr. Mohn is the retired Chairman of Cloister Spring Water Company, Lancaster, Pennsylvania. Mr. Mohn serves as a member of Sovereign's Executive, Compensation, Ethics and Corporate Governance, Merger and Acquisition and Pension Committees and also serves as Chairman of Sovereign's Nominating Committee. Mr. Mohn has served on Sovereign's, Sovereign Bank's or predecessor institutions' boards, committees, or advisory boards for 25 years.

[PHOTO] RHODA S. OBERHOLTZER. Mrs. Oberholtzer is a civic and community leader. She was Manager of Stauffer's of Kissel Hill, a family owned multi-location retail store in Lititz, Pennsylvania until her retirement in 1996. Mrs. Oberholtzer serves on Sovereign's Audit, Compensation, Pension, Nominating, and also serves as Chairperson of Sovereign's Ethics and Corporate Governance Committee.

[PHOTO] DANIEL K. ROTHERMEL. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired, in 1989, as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years. Mr. Rothermel serves as Chairman of the Executive Committee and also serves as a member of Sovereign's Audit, Compensation, Ethics and Corporate Governance, Merger and Acquisition and Nominating Committees.

[PHOTO] JAY S. SIDHU. Mr. Sidhu became President and Chief Executive Officer of Sovereign in November 1989, and was named President and Chief Executive Officer of Sovereign Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of Sovereign since the organization of Sovereign in 1987. Mr. Sidhu is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies. Mr. Sidhu serves as a member of Sovereign's Executive, Ethics and Corporate Governance, Pension Nominating Committees, and also serves as Chairman of Sovereign's Merger and Acquisition Committee.

[PHOTO] CAMERON C. TROILO, SR. Mr. Troilo is the President and Chief Executive Officer of Cameron C. Troilo, Inc., a privately held holding company for entities engaged in the construction, building material supply, and real estate management businesses. Mr. Troilo previously served as Vice Chairman of Yardley Savings & Loan Association, which was acquired by Sovereign Bank in 1989. He presently serves on the Audit, Ethics and Corporate Governance, Merger and Acquisition, Nominating and Pension Committees, and also serves as Chairman of Sovereign's Compensation Committee.

[PHOTO] G. ARTHUR WEAVER. Mr. Weaver is a real estate and insurance executive with the George A. Weaver Company, New Holland, Pennsylvania. Mr. Weaver is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies. Mr. Weaver serves on Sovereign's Executive, Audit, Compensation, Ethics and Corporate Governance and Nominating Committees, and also serves as Chairman of Sovereign's Pension Committee.

COMPENSATION PAID TO DIRECTORS

     Sovereign believes that the amount, form and methods used to determine compensation are important ingredients in (i) attracting and maintaining directors who are independent, interested, diligent and actively involved in Sovereign's affairs, and (ii) more substantially aligning the interests of Sovereign's directors with the interests of Sovereign's stakeholders.

     In 1996, shareholders approved the Non-Employee Director Compensation Plan as a means of compensating non-employee directors of Sovereign and Sovereign Bank for all services rendered as directors. The Non-Employee Director Compensation Plan requires that, on a quarterly basis, all non-employees serving as directors of Sovereign and/or Sovereign Bank receive a fixed number of shares of Sovereign common stock, plus, except for the Chairman, $600 cash for each Sovereign Board meeting which the director attends and an additional $600 cash for each Sovereign Bank Board meeting which the director attends if the director is also a director of Sovereign Bank. Sovereign's Chairman must receive the total amount of his compensation in Sovereign common stock. During the year ended December 31, 1999, individuals who served as non-employee directors of Sovereign and Sovereign Bank for the full year received 1,992 shares of Sovereign common stock, plus $600 for each Board meeting which they attended. Sovereign's Chairman's compensation for his service in 1999 was 7,680 shares of Sovereign common stock. In addition, the Board set, in early 1999, financial goals and hurdles to be met by executive management with respect to Sovereign's operations. Because the primary hurdle of $1.16 in primary earnings per share was met and exceeded in 1999, each non-employee director is eligible to receive a $15,000 bonus which must be used to purchase Sovereign common stock.

     In 1998, shareholders approved the Sovereign Bancorp, Inc. 1997 Non-Employee Directors' Stock Option Plan. In accordance with Sovereign's policy of creating and maintaining a long-term mutuality of interests between non-employee directors and Sovereign's shareholders, the Plan provides non-employee directors of Sovereign (and not Sovereign Bank) with non-qualified stock options as a portion of their compensation as directors. Each eligible director receives 24,000 stock options each year (as adjusted pursuant to the terms of the plan) for a period of five years. Each eligible director received 24,000 stock options in 1999.

     Also, in accordance with Sovereign's policy of creating and maintaining this long-term mutuality of interest, Sovereign adopted, in January 1998, a policy under which all Sovereign's non-employee directors, as well as Sovereign's CEO, who is a management director, are required to beneficially own shares of Sovereign common stock having a value of $100,000 and six times base salary, respectively, at all times during their tenure with Sovereign. Non-employee directors achieved the ownership requirement by December 31, 1999 as mandated by the policy, except for Mr. Brian Hard who, as a new director, has until December 31, 2002 to achieve the ownership requirement. Sovereign's CEO achieved the ownership requirement by December 31, 1999 as mandated by the policy. The value of unexercised stock options and the value of shares allocated to an officer's account under Sovereign's ESOP are not considered for purposes of the ownership policy.

     In July 1999, Sovereign's Board of Directors adopted the Sovereign Bancorp, Inc. Non-Employee Directors Services Compensation Plan (the "Services Compensation Plan"). The Services Compensation Plan provides that individuals who are non-employee directors of Sovereign on the date their service as a Sovereign director ends are eligible to receive a cash payment in an amount equal to three years' annual compensation based upon the highest annual retainer paid to such director during his or her term of service. The base for the payment amount does not include any other incentive compensation or other awards that may have been paid to a non-employee director during the course of any year. To be eligible, a non-employee director must have ten or more years of service as a director with Sovereign, Sovereign Bank or an affiliate. Credit is given for past service as a non-employee director on the board of any merged or acquired holding company, bank, or other affiliate. Payments under the Services Compensation Plan are made in one lump sum or in installments at the discretion of the Board. The Plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, the director's surviving spouse is entitled to receive any remaining benefits. Upon a change in control, the Services Compensation Plan provides that each non-employee director then sitting on the Sovereign Board, notwithstanding the length of time served as a director, becomes entitled to receive an amount equal to three years' annual compensation based upon the highest annual retainer that such non-employee director had been paid. The definition of change in control for purposes of the Services Compensation Plan is identical to the definition of that term contained in the Sovereign Bancorp, Inc. 1996 Stock Option Plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Sovereign Bancorp, Inc.'s Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of non-employee Directors. The Executive Compensation Program is structured and administered to support Sovereign's mission, which is to be a highly focused, quality-driven, market-led and results-oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to Sovereign's performance and, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, to more closely align the interests of executive management with those of Sovereign's shareholders.

     The Compensation Committee evaluates and recommends, to the Board of Directors, compensation and awards for the Chief Executive Officer. The Chief Executive Officer, Jay S. Sidhu, evaluates and approves compensation and awards for the other executive officers. Such compensation and awards are based upon Sovereign's performance and each individual's performance in meeting personal and team objectives.

COMPENSATION PHILOSOPHY

     The Executive Compensation Program of Sovereign has been designed to:

     o Align the interests of executives with the long-term interests of shareholders through award opportunities which result in ownership of common stock;

     o Motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

     o Support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

     o Provide the executive with an appropriate level of retirement income through the use of a combination of both qualified and nonqualified deferred compensation programs.

COMPONENTS OF COMPENSATION

     At present, the Executive Compensation Program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of options to acquire Sovereign stock, deferred compensation and employee benefits, which are also significantly stock based. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of Sovereign are set below average compared to other companies within its peer group because executives can have the opportunity for total compensation to exceed the average salary for peer group companies upon Sovereign's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board of Directors. The intent is to have incentive compensation tied to performance results. In 1998, Sovereign engaged a compensation consultant to review and analyze Sovereign's base salary structure. As a result of such review, adjustments were made to the annual base salaries of certain employees and executive officers in October 1998 to reflect the competitive salary market. Mr. Sidhu's annual base salary increased at that time to $450,000. In accordance with Sovereign's policy, the increased base salary levels remain below average compared to other companies within its peer group. The 1998 salary increases were based primarily on the review and analysis of Sovereign's salary structure compared to other companies within its peer group, and were not based on any mathematical formula or directly related to any quantitative criteria.

SHORT-TERM INCENTIVE COMPENSATION

     Incentive compensation awards in 2000 were based on a review of Sovereign's 1999 performance. This review included an assessment of Sovereign's results of operations for 1999 and of performance against financial hurdles, set in early 1999, relating to return on equity, critical success factors, earnings and capital levels for 1999. The hurdles reflected the Board of Directors' determination of the appropriate goals for a growth oriented company. No bonuses would have been paid to executive management if Sovereign had not achieved these financial goals. Because Sovereign exceeded the goals and hurdles previously established by the Board, Mr. Sidhu was eligible to receive an incentive compensation award for 1999.

     The amount of the incentive compensation award payable to Mr. Sidhu was determined solely on the basis of the performance criteria established by the Board in early 1999. Under these criteria, Mr. Sidhu was eligible to receive a bonus of $500,000 in cash and $500,000 of compensation deferred under the Bonus Deferral Plan (described under "Long-Term Incentive Compensation") in the event that primary earnings per share for 1999 achieved a minimum of $1.16 per share. If this goal were not met, no bonus would have been paid. In addition, since primary earnings per share reached the Board's "super hurdle" of $1.18 per share, Mr. Sidhu received an additional bonus in the form of 25,000 stock options. Under the terms of the Bonus Deferral Plan, the deferred compensation component was applied by Sovereign, together with a matching amount, to purchase shares of Sovereign Common Stock.

     The Compensation Committee determined the amount of bonus paid to Mr. Sidhu, and Mr. Sidhu determined the bonuses paid to the other named executives.

LONG-TERM INCENTIVE COMPENSATION

     Sovereign's shareholders approved the Sovereign Bancorp, Inc. 1996 Stock Option Plan at the 1996 Annual Meeting of Shareholders. The 1996 Plan, like its predecessor plans, is a long-term plan designed not only to provide incentive to management, but also to align a significant portion of the Executive Compensation Program with shareholder interests. The 1996 Plan permits Sovereign to grant certain officers and employees a right to purchase shares of stock at the fair market value per share at the date the option is granted. In granting stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account Sovereign's financial performance. Sovereign's long-term strategic goal of increasing shareholder value, the executive's level of responsibility and his continuing contributions to Sovereign. Effective as of November 19, 1998, the Board of Directors amended the 1996 Stock Option Plan to permit the limited transfer of nonqualified stock options to a member of the optionee's immediate family, a trust for the exclusive benefit of a family member or pursuant to a domestic relations order. At the same time, the Board of Directors also amended the 1986 Stock Option Plan to permit the limited transfer of nonqualified stock options on the same terms as described above. A number of options granted under the 1986 Plan remain outstanding.

     The Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan (the "Bonus Deferral Plan") permits a selected executive employee of Sovereign or certain of its subsidiaries to annually defer receipt of 25% to 50% of his or her bonus for a given year. The deferred amount is placed in a grantor trust and invested in Sovereign common stock. A 100% matching contribution is made to the trust by the employer on behalf of the participant and is likewise invested in Sovereign common stock. Earnings on the deferral and match are reinvested in such stock as well. A participant becomes 100% vested in the aggregate of each year's deferral, match and earnings thereon five years after the initial funding of such year's contributions to the trust. A participant also vests in the account balance in the event of termination of employment by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control (as such terms are defined). Termination for cause (as defined) or voluntary termination of employment prior to the expiration of the five-year vesting period generally results in the forfeiture of the entire account balance, including the amount initially deferred by the participant. Payment of vested account balances is made, in stock, in accordance with the election of the participant or, in certain cases, at other times specified by the plan document. To the extent permitted by law, a participant is entitled to vote all shares of Sovereign common stock comprising his or her account balance. Otherwise, such shares are voted by the trustee in its discretion. Mr. Sidhu was required to and Messrs. Marlo and Thompson have each elected to defer receipt of 50% of their respective bonuses for 1999 under this plan.

     Under the Sovereign Bonus Award Program, selected management employees may direct that 50% or more of their bonus be used to purchase shares of Sovereign common stock at fair market value. In such event, the dollar amount of bonus which is used to purchase shares of Sovereign common stock is increased by 25% to 30%, the percentage within this range varying based on the amount of the bonus directed for the purchase of shares of stock. Shares issuable under this plan are distributed to the participating employee ratably over a three-year period. With respect to an employee who elected to participate in the Bonus Deferral Plan, this 50% is incremental to the 25% to 50% of bonus which may be deferred under that plan. In addition, participating employees are granted options to purchase one share of Sovereign common stock for each $10 of cash bonus directed for the purchase of Sovereign common stock under this Plan. Vesting and forfeiture provisions with respect to shares not yet distributed to a participant in the event of a participant's death, disability, retirement, termination of employment or a change in control are substantially similar to the vesting and forfeiture provisions with respect to the Bonus Deferral Plan referred to above. This Plan is effective for the year beginning January 1, 1998. Messrs. Marlo and Thompson each directed that 50% of their respective remaining bonuses for 1999 not deferred under the Bonus Deferral Plan be used to purchase shares of Sovereign common stock under this Plan.

     In addition to the three qualified pension benefit plans maintained by Sovereign and certain of its subsidiaries for the benefit of their eligible employees, three additional nonqualified plans are maintained to, among other things, supplement benefits that may be limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The qualified plans are the Sovereign Pension Plan, the 401(k) Retirement Plan, and the Sovereign ESOP. Benefit accruals ceased under the Sovereign Pension Plan on March 31, 1999. No participant could accrue any additional benefits thereafter. The Sovereign Pension Plan is being terminated effective March 31, 2000. The three nonqualified plans are described below.

     Effective as of June 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (the "Enhanced Retirement Plan"). Under the Enhanced Retirement Plan, a selected executive employee of Sovereign or certain of its subsidiaries, who satisfies such plan's requirements, will be entitled to an enhanced defined benefit pension to the extent the pension from the qualified defined benefit retirement plan and certain other sources is less than a targeted level. Such targeted level is an annual pension equal to 60% of his or her average compensation (which includes salary, bonus, deferred compensation but excludes income from the exercise of stock options). The actual supplemental pension to which an eligible executive is entitled to receive under the Enhanced Retirement Plan is reduced, but not below zero, by the sum of his or her (i) pension under the qualified defined benefit retirement plan, (ii) calculated Social Security benefit, and (iii) pension under the Supplemental Retirement Plan described below. In order to vest in the enhanced pension, an eligible executive must remain employed by Sovereign until age 55 and attain 5 years of service under the qualified retirement plan. Provision is made for a reduction in the plan benefit for a participant who terminates before age 60 or who has completed less than 15 years of service, but in no event will the targeted level be reduced below 30% of average compensation. Provision is also made by the plan document for enhanced survivor's and disability retirement benefits. In the case of a change in control (as defined), special provisions apply, including immediate 100% vesting and the elimination of the reduction in benefit for age and years of service below the general plan requirements. Under certain circumstances (such as defined misconduct and a breach of any applicable covenant not to compete), enhanced plan benefits may be forfeited. Currently, only Messrs. Sidhu and Thompson have been selected to participate in the Enhanced Retirement Plan.

     Effective as of January 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"). The purpose of the Supplemental Retirement Plan is to replace, for selected employees, those benefits under the qualified defined benefit retirement plan that are limited by certain provisions of the Code. In general, selected employees will receive supplemental pensions equal to such limited amount, subject generally to the provisions, conditions and other limitations of the qualified plan document. Immediate 100% vesting is provided, however, upon the occurrence of a change in control (as defined). Plan benefits are provided through a grantor trust. Messrs. Sidhu, Marlo and Thompson participate in the Supplemental Retirement Plan.

     The Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") is intended to serve two primary purposes. First, it is intended to replace, for selected employees, those benefits under the 401(k) Retirement Plan that are limited by certain provisions of the Code. A 50% matching contribution is made on behalf of a participant who defers receipt of at least the required minimum amount of his or her compensation, subject to the condition that matching contributions under the two plans will not be made with respect to more than 6% of compensation. Second, the Deferred Compensation plan is intended to provide a vehicle for selected employees and directors of Sovereign and certain of its subsidiaries to defer receipt of compensation generally. The minimum and maximum annual deferrals permitted under the Deferred Compensation Plan for employee-participants are $2,600 and 75% of base salary and bonus, respectively. Participating directors may defer receipt of any portion of their fees. Interest is credited on all account balances at rates determined from time to time in accordance with the provisions of the plan document. Participants are always 100% vested in their account balances. Payment of plan benefits is generally made following termination of employment under the option (which may include a lump sum) selected by the participant. Deferrals under the Deferred Compensation Plan ceased effective December 31, 1999. As a result of enhancements made to the Sovereign 401(k) Retirement Plan and the pending termination of the Sovereign Pension Plan, the articulated purposes of the Deferred Compensation Plan were rendered obsolete.

     The following tables, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members are:

                            Cameron C. Troilo, Sr., Chairman
                            Richard E. Mohn
                            Rhoda S. Oberholtzer
                            Patrick J. Petrone
                            Daniel K. Rothermel
                            G. Arthur Weaver

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation awarded to, earned by or paid for services in all capacities to Sovereign with respect to the fiscal years ended December 31, 1999, 1998 and 1997, of those persons who during 1999, (i) served as Sovereign's chief executive officer or (ii) were executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000 (collectively with the chief executive officer, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                      ANNUAL COMPENSATION           COMPENSATION
                                  ---------------------------   ---------------------
                                                                SECURITIES UNDERLYING       ALL OTHER
                                         SALARY(1)   BONUS(2)       OPTIONS/SARS        COMPENSATION(3)(4)
NAME AND PRINCIPAL POSITION       YEAR      ($)        ($)               (#)                   ($)
---------------------------       ----   ---------   --------   ---------------------   ------------------
Jay S. Sidhu                      1999   $450,000    $500,000          350,000               $     0
  President and                   1998    450,000     450,000          135,600                     0
  Chief Executive Officer         1997    291,154     454,000          217,800                 4,750

Dennis S. Marlo                   1999   $330,000    $ 37,500          118,500               $ 4,800
  Chief Financial                 1998    330,000      70,000           30,000                 2,400
  Officer and Treasurer(5)        1997        N/A         N/A              N/A                   N/A

Lawrence M. Thompson, Jr.         1999   $300,000    $ 37,500          124,115               $10,223
  Chief Administrative            1998    217,692      91,154           59,950                 2,273
  Officer and Secretary           1997    163,462      75,478          105,120                 4,750

------------------
(1) Messrs. Sidhu and Marlo did not receive a salary increase in 1999. Mr. Thompson received a salary increase to $300,000 in July 1999. Mr. Marlo served as the President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign on May 18, 1998.

(2) Amounts shown for Messrs. Sidhu, Marlo and Thompson for 1999 reflect 50%, 25% and 25% respectively, of the bonus amount actually awarded because Mr. Sidhu was required to, and Messrs. Marlo and Thompson each elected to defer and subject to a substantial risk of forfeiture, receipt of 50% of their respective bonuses under the Bonus Deferral Plan. Amounts shown for Messrs. Sidhu and Thompson for 1998 reflect 50% of the bonus amount actually awarded because they each elected to defer, and subject to a substantial risk of forfeiture receipt of the remaining 50% of their respective bonuses under the Bonus Deferral Plan. The deferred amount, as well as Sovereign's matching contribution, are subject to such risk of forfeiture for five years. See "Long-Term Incentive Compensation" above for a more complete description of the Bonus Deferral Plan. Messrs. Marlo and Thompson each directed that 25% of his bonus for 1999 be used to purchase, at fair market value, shares of Sovereign common stock under the terms of the Sovereign Bonus Award Program. Each of Mr. Sidhu and Mr. Thompson directed that the remaining 50% of his bonus for 1998 (the bonus amounts shown for such individuals in the table) be used to purchase, at fair market value, shares of Sovereign common stock under the terms of the Sovereign Bonus Award Program. Mr. Marlo elected to defer 50% of his bonus for 1998 under the Bonus Award Program. Under the terms of the Bonus Award Program, bonus amounts for management employees who direct that all or a portion of their cash bonuses be used to purchase common stock are increased by up to 30% and such increased amount is also used to purchase common stock at fair market value. Employees who participate in the Bonus Award Program are also granted additional stock options based on the amount of bonus directed to be used to purchase Sovereign common stock. See "Long Term Incentive Compensation."

(3) Does not include the value of the 994, 754 and 938 shares of Sovereign Common Stock allocated to the accounts of each of Messrs. Sidhu, Marlo and Thompson, respectively, under the terms of Sovereign's Employee Stock Ownership Plan for 1999.

(4) Amounts appearing in this column are Sovereign's contributions on behalf of each named person to the Sovereign Bancorp, Inc. 401(k) Retirement Plan, and, in the case of Mr. Thompson includes Sovereign's contribution to the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan.

(5) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective May 18, 1998.

     The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 1999 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                 -----------------------------------------------    POTENTIAL REALIZABLE
                                 NUMBER OF    % OF TOTAL                              VALUE AT ASSUMED
                                 SECURITIES    OPTIONS                                 ANNUAL RATES OF
                                 UNDERLYING   GRANTED TO   EXERCISE                  PRICE APPRECIATION
                                  OPTIONS     EMPLOYEES    OR BASE                   FOR OPTION TERM(3)
                                 GRANTED(1)   IN FISCAL    PRICE(2)   EXPIRATION   -----------------------
             NAME                   (#)          YEAR       ($/SH)       DATE        5%($)        10%($)
             ----                ----------   ----------   --------   ----------   ----------   ----------
Jay S. Sidhu...................    53,163         3.0%      $12.25      2/18/09    $  409,565   $1,037,919
                                   71,837         4.1        12.25      3/18/09       553,430    1,402,499
                                  225,000        12.7         8.28     12/18/09     1,171,631    2,969,142

Dennis S. Marlo................    11,663         0.7        12.25      2/18/09        89,851      227,701
                                   31,837         1.8        12.25      3/18/09       245,271      621,565
                                   75,000         4.2         8.28     12/18/09       390,544      989,714

Lawrence M. Thompson, Jr.......    17,278         1.0        12.25      2/18/09       133,109      337,324
                                   31,837         1.8        12.25      3/18/09       245,271      621,565
                                   75,000         4.2         8.28     12/18/09       390,544      989,714

------------------

(1) Terms of outstanding incentive stock options are for a period of ten years and nonqualified stock options are for a period of ten years and one month from the date the option is granted. An option may only be exercised after the holder has been an employee of Sovereign or one of its subsidiaries for a period of from one to five years from the date the option is granted. Options were granted to Messrs. Sidhu, Marlo and Thompson in the amount of 350,000, 118,500, and 124,115, respectively. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(2) Under the terms of the plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of Sovereign common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sovereign, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of Sovereign common stock.

     The following table sets forth information concerning exercised and unexercised options to purchase Sovereign common stock:

  AGGREGATED OPTIONS EXERCISED IN LAST YEAR AND DECEMBER 31, 1999 OPTION VALUE

                                                                      NUMBER OF
                                                                      SECURITIES                   VALUE OF
                                                                      UNDERLYING                  UNEXERCISED
                                                                      UNEXERCISED                IN-THE-MONEY
                                  SHARES                              OPTIONS AT                  OPTIONS AT
                               ACQUIRED ON    VALUE REALIZED     DECEMBER 31, 1999 (#)       DECEMBER 31, 1999 ($)
           NAME                EXERCISE (#)        ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----                ------------   --------------   -------------------------   -------------------------
Jay S. Sidhu.................    103,949         $873,068           858,115/350,000              $1,680,539/0
                                  19,611          134,997
                                  72,198          426,239
Dennis S. Marlo..............     50,000          304,900           581,240/118,500              $1,780,982/0
Lawrence M. Thompson, Jr. ...     19,774          166,082           269,480/124,115              $  377,791/0

     Sovereign maintained, until its termination on March 31, 2000, a defined benefit retirement plan for all employees who attained age 21 and completed one year of eligibility service. The following table sets forth the estimated annual benefits payable upon retirement to participants at normal retirement age, in the average annual salary and years of service classifications specified determined as of March 31, 1999, the date benefit accruals ceased under the Plan. No additional benefits accrued and no additional service was credited in 1999.

                      SOVEREIGN BANCORP, INC. PENSION PLAN
                 ILLUSTRATION OF BENEFITS AT DECEMBER 31, 1999

        FIVE YEAR           BENEFITS PAYABLE PER YEARS OF SERVICE(1)(2)
         AVERAGE       ---------------------------------------------------
     REMUNERATION(3)      15         20         25         30         35
     ---------------   -------    -------    -------    -------    -------
        $ 60,000       $11,273    $15,031    $18,789    $22,547    $26,305
          80,000        16,973     22,631     28,289     33,947     39,605
         100,000        22,673     30,231     37,789     45,347     52,905
         120,000        28,373     37,831     47,289     56,747     66,205
         140,000        34,073     45,431     56,789     68,147     79,505
         160,000        39,773(4)  53,031(4)  66,289(4)  79,547(4)  92,805(4)
         180,000        39,773(4)  53,031(4)  66,289(4)  79,547(4)  92,805(4)
         200,000        39,773(4)  53,031(4)  66,289(4)  79,547(4)  92,805(4)
         220,000        39,773(4)  53,031(4)  66,289(4)  79,547(4)  92,805(4)
         240,000        39,773(4)  53,031(4)  66,289(4)  79,547(4)  92,805(4)

------------------
(1) The following are the years of credited service under Sovereign's pension plan for the persons named in the cash compensation table: Mr. Sidhu -- 12 years; Mr. Marlo -- 1 year; and Mr. Thompson -- 13 years.

(2) Benefits are computed in single life annuity amounts on the basis of an assumed year of birth of 1950 and without any deduction for Social Security or other offset amounts.

(3) Represents the highest average remuneration received over a consecutive five-year period during the last ten years, excluding deferred compensation other than 401(k) Retirement Plan contributions, subject in the cases of Messrs. Sidhu, Marlo and Thompson to a compensation limit of $160,000 in 1999.

(4) The maximum annual benefit permitted when the Internal Revenue Code's annual compensation limit of $160,000 and maximum annual benefit limit are applied to the pension plan's benefit formula.

                              CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

     JAY S. SIDHU. Sovereign and Sovereign Bank entered into an employment agreement, dated March 1, 1997, with Jay S. Sidhu, which superseded, in its entirety, Mr. Sidhu's then existing employment agreement. Mr. Sidhu's agreement has an initial term of five years and, unless terminated as set forth therein, is automatically extended annually to provide a new term of five years except that, at certain times, notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. No such notice has been given.

     The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for Mr. Sidhu.

     If Mr. Sidhu's employment is terminated without cause (as defined), or if Mr. Sidhu voluntarily terminates employment for "good reason," Mr. Sidhu becomes entitled to severance benefits under the agreement. The term good reason includes the assignment of duties and responsibilities inconsistent with Mr. Sidhu's status as President and Chief Executive Officer, a reduction in salary or benefits or a reassignment which requires Mr. Sidhu to move his principal residence more than 100 miles from Sovereign's principal executive office. If any such termination occurs, Mr. Sidhu will be paid an amount equal to five times the sum of (i) his highest annual base salary under the agreement, and
(ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in sixty equal monthly installments. In addition, in the event of such termination, Mr. Sidhu will be entitled to continuation of certain insurance and other specified benefits for sixty months or until he secures substantially similar benefits through other employment, whichever shall first occur. Further, Mr. Sidhu will be entitled to additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement. If the payments and benefits under the agreement, when aggregated with other amounts received from Sovereign and Sovereign Bank, are such that Mr. Sidhu becomes subject to excise tax on excess parachute payments under Code Sections 4999 and 28OG of the Internal Revenue Code, he will receive additional payments equal to such excise tax and any incremental income taxes he may be required to pay by reason of the receipt of additional amounts under the agreement. Sovereign estimates that, if Mr. Sidhu had terminated employment as of March 1, 2000 under circumstances entitling him to the above-described severance benefits, he would have been entitled to receive $6.4 million, exclusive of the non-cash benefits, additional retirement benefits, and any potential excise tax-related payments.

     If Mr. Sidhu's employment terminates by reason of his disability, he will be entitled to continuation of 80% of the annual base salary and bonus described above, less amounts payable under any disability plan of Sovereign, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or
(iii) his death. Provision is also made generally for the continuation of insurance and other specified benefits for such period, as well as additional credits for retirement benefit purposes.

     The agreement contains provisions restricting Mr. Sidhu's right to compete with Sovereign and Sovereign Bank during the period he is receiving severance or disability benefits thereunder, except under certain circumstances.

     DENNIS S. MARLO. In connection with Sovereign's completion of the acquisition of ML Bancorp, Inc. in February 1998, Sovereign agreed to honor the employment agreements between Mr. Dennis S. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., and each of ML Bancorp, Inc. and Main Line Bank (the "Holding Company Agreement" and "Bank Agreement," respectively).

     The Holding Company Agreement and the Bank Agreement had initial terms of three years and, unless terminated as set forth therein, are automatically extended annually for one additional year.

     Both the Holding Company Agreement and the Bank Agreement contain terms specifying Mr. Marlo's rights to base salary, bonus, pension and welfare benefits, vacation, use of an automobile and replacement thereof every three years, membership dues at one club of his choice, post-employment continuation of medical insurance coverage for him and his spouse until age 66, and certain death benefits. In addition, he is entitled to reimbursement of expenses incurred in furtherance of his employers' businesses.

     As a result of the merger of ML Bancorp, Inc. with and into Sovereign Bancorp, Inc. and the merger of Main Line Bank with and into Sovereign Bank, Mr. Marlo is entitled to terminate his employment at any time during the term of his Agreement, including any extension period. In such event he is entitled, in the aggregate, to receive the following amounts and benefits: (i) payment of three times his then base salary, payable in 36 equal monthly installments, and (ii) continuation, at no cost to him, for a maximum period of 36 months of specified employee benefits to which he theretofore was entitled under his employers' plans, programs and arrangements. In addition, in the event that provision of such termination payments and benefits causes the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, he is entitled to receipt of such additional payment (payable over 36 months) as are necessary to neutralize the effect on him of the imposition of such tax.

     LAWRENCE M. THOMPSON, JR. Sovereign has also entered into an employment agreement with Lawrence M. Thompson, Jr., dated September 25, 1997, which superseded Mr. Thompson's then-existing employment agreement. The agreement, has an initial term of three years and, unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of three years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for the executive.

     If Mr. Thompson's employment is terminated without cause (as defined), whether or not a change in control (as defined) of Sovereign has occurred, or if Mr. Thompson voluntarily terminates employment for good reason (as defined) following a change in control, Mr. Thompson becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for three years. If, in the absence of a change in control, Mr. Thompson's employment is terminated without cause, cash benefits payable under the agreement are reduced by an amount equal to 25% of any compensation received from another employer. The agreement contains a provision restricting Mr. Thompson's right to compete, for a period of 12 months, after a voluntary termination of employment without good reason or any termination for cause; in all other circumstances, after termination of employment, there is no covenant not to compete. In the event severance payments and benefits under the agreement, when added to all other benefits in the nature of "parachute payments" under Code Section 280G, payable to Mr. Thompson would cause the excise tax provisions of Code Section 4999 to apply then the payments and benefits under such agreement will be reduced to the minimum extent necessary to avoid such tax.

INDEMNIFICATION

     The Bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of Sovereign and its subsidiaries and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers of Sovereign are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign. The premium for 1999 was $346,255.

     On December 21, 1993, Sovereign Bank entered into an Indemnification Agreement (the "Indemnification Agreement") with Mr. Sidhu. The Indemnification Agreement provides that Sovereign Bank will indemnify Mr. Sidhu to the fullest extent permitted by applicable law and regulation for all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim relating to, among other things, the fact that Mr. Sidhu is or was a director or officer of Sovereign or Sovereign Bank (an "Indemnifiable Claim"). Sovereign Bank will also advance expenses upon Mr. Sidhu's request in connection with any Indemnifiable Claim.

     Sovereign Bank's indemnification obligations are subject to the condition that a Reviewing Party (as defined in the Indemnification Agreement) shall not have determined that Mr. Sidhu would not be permitted to be indemnified under applicable law. To the extent that it is subsequently determined that Mr. Sidhu is not entitled to indemnification, he is required to reimburse Sovereign Bank for any amounts previously paid.

     Upon a Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, all determinations regarding Sovereign Bank's indemnification obligations under the Indemnification Agreement will be made by Independent Legal Counsel (as defined in the Indemnification Agreement). Upon a Potential Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, Sovereign Bank will, upon written request by Mr. Sidhu, create and fund a trust for the benefit of Mr. Sidhu in order to ensure satisfaction of Sovereign Bank's indemnification obligations under the Indemnification Agreement.

INDEBTEDNESS OF MANAGEMENT

     As permitted by applicable federal banking laws, Sovereign Bank offered consumer loans and residential mortgage loans to directors and employees of Sovereign and its subsidiaries with at least one year of continuous service at preferential terms with respect to interest rates and loan fees. Specifically, interest rates offered to such persons were up to 1% lower than rates offered to nonaffiliated persons for similar transactions, and certain loan origination fees were waived. None of such loans were granted to directors or executive officers of Sovereign on terms that were preferential to the terms applicable to employees of Sovereign and Sovereign Bank at the time any such loan was made. All other loans to directors and executive officers of Sovereign (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Sovereign Bank with non-affiliated parties, except as permitted by applicable federal banking law and as described above, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features, except as otherwise described below.

     In November 1999, Sovereign's Board of Directors, with only outside directors voting, established a program pursuant to which Sovereign is permitted to make demand loans available to a limited number of Sovereign's senior executive officers. This program was established due to a confluence of economic circumstances which adversely affected the ability of these senior executive officers to obtain alternative financing from other sources, including: (i) the lack of ability to borrow money from Sovereign Bank because of bank regulatory restrictions; (ii) the lack of time available to them to obtain financing from other banks due to the press of Sovereign's businesses relating to the Sovereign's pending New England Acquisition, including the financing thereof;
(iii) the inability to sell Sovereign securities during the pendency of Sovereign's recent public offerings and during a period following completion of such public offerings; (iv) the necessity of paying taxes resulting from elections with respect to the Sovereign Bonus Award Program; and (v) the necessity to fund margin calls resulting from the dramatic decrease in the market price for the common stock of financial institutions, including Sovereign. Under the loan program approved by the Board of Directors, Mr. Sidhu, Mr. Marlo and Mr. Thompson each accepted loans from Sovereign in the amounts of $6.2 million, $414,565 and $917,200, respectively. The terms of these loans provide that principal is payable on demand by Sovereign and interest accrues at a rate equal to the short-term Applicable Federal Rate under the Internal Revenue Code. Each loan is secured and is fully recourse to the executive, and

Sovereign possesses a right of set-off against all amounts Sovereign and Sovereign Bank owe to Messrs. Sidhu, Marlo and Thompson, including salary, bonus or other forms of compensation and amounts under any time, demand or other deposit accounts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Sovereign's officers and directors, and any persons owning ten percent or more of Sovereign's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish Sovereign with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in Sovereign's proxy statement. Based solely on Sovereign's review of any copies of such statements received by it, and on written representations from Sovereign's existing directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, Sovereign believes that all such statements were timely filed in 1999, except for (i) Multiple Statements of Changes in Beneficial Ownership with respect to sales by a broker of common stock which Mr. Weaver had pledged as collateral under the terms of a brokerage account and other sales by Mr. Weaver, and an Annual Statement of Changes in Beneficial Ownership which was inadvertently filed late in connection with 1,992 shares of Sovereign common stock and 24,000 stock options received by Mr. Weaver in 1999 as compensation for his service as a director of Sovereign and Sovereign Bank and (ii) an Initial Statement of Beneficial Ownership of Securities which was inadvertently filed late by Mr. Brian Hard.

OTHER

     Cameron C. Troilo, a Class I director, leases space to Sovereign Bank for its branch and commercial lending facilities located in Newtown, Bucks County, Pennsylvania. The aggregate annual rental for these facilities in 1999 was $406,458, excluding operating expenses and reimbursement for electricity. Sovereign believes that the amount of rent charged by Mr. Troilo is not in excess of the amount of rent charged by unrelated parties for similar premises in the area.

     In December 1999, Mr. Troilo purchased from Sovereign Bank the corporate offices of the former Trenton Savings Bank for $2,907,000. Management of Sovereign believes that the purchase price paid by Mr. Troilo is in the price range that Sovereign Bank would have received from unrelated third parties for the property.

PERFORMANCE GRAPH

     Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on Sovereign's common stock against the cumulative total return on (1) the S&P 500 Index, (2) NASDAQ Bank Index and
(3) the S&P Savings & Loan Index for the five-year period commencing January 1, 1995, and ending December 31, 1999.

     Cumulative total return on Sovereign's common stock, the S&P 500 Index, the NASDAQ Bank Index and the S&P Savings & Loan Index equals the total increase in value since January 1, 1995, assuming reinvestment of all dividends. The graph and table were prepared assuming that $100 was invested on January 1, 1995 in Sovereign's common stock, the S&P 500, the NASDAQ Bank Index and the S&P Savings & Loan Index.

                            SOVEREIGN BANCORP, INC.
                          FIVE-YEAR PERFORMANCE GRAPH

                                   [GRAPHIC]

   In the printed version of the document, a line graph appears which depicts the following plot points:

                                       DEC-94   DEC-95   DEC-96   DEC-97   DEC-98   DEC-99
                                       ------   ------   ------   ------   ------   ------
Sovereign Bancorp Inc.................  $100     $139     $190     $363     $300     $158
S&P 500(R)............................   100      138      169      226      290      351
NASDAQ Bank Index.....................   100      149      197      329      327      314
S&P(R) Savings & Loan Cos Index.......   100      165      197      349      326      252

                              SHAREHOLDER PROPOSAL

     Set forth below is a proposal received from a shareholder who, as of November 22, 1999, owned 105,383 shares of Sovereign's common stock, which as of March 1, 2000, represented less than one tenth of one percent of Sovereign. The proposal recommends to the Board of Directors that it take the necessary steps to achieve a sale or merger of Sovereign. This proposal is included in the Proxy Statement in accordance with the rules of the Securities and Exchange Commission and is not endorsed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" APPROVAL OF THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS, EACH OF WHICH IS DISCUSSED IN MORE DETAIL BELOW:

     o THE PROPOSAL IS INCONSISTENT WITH ACTION TAKEN BY THE BOARD OF DIRECTORS EARLIER THIS YEAR AND THEREFORE IS UNNECESSARY FROM A CORPORATE GOVERNANCE PERSPECTIVE. The Board of Directors, in connection with what is perceives to be good corporate governance, has each year regularly evaluated all of Sovereign's strategic alternatives, including the sale of Sovereign. Earlier this year, after study, the Board determined that a sale of Sovereign would not be in the best interests of Sovereign, and it is extremely unlikely, for the reasons set forth below, that the Board will reverse this view.

     o THE PROPOSAL IS ILL-TIMED FROM A STRATEGIC POINT OF VIEW. A sale of Sovereign at this time would be premature. Sovereign is in the process of assuming approximately $12 billion of deposits and acquiring approximately $9 billion of performing loans and 285 branches and other related assets in the attractive New England marketplace in furtherance of its strategy of maximizing shareholder value by becoming a "regional commercial bank." Sovereign has devoted substantial financial and managerial resources to this acquisition (the "New England Acquisition"). The shareholder proposal is inconsistent with this strategy and this transaction.

     o THE PROPOSAL IS ILL-TIMED FROM A MARKET POINT OF VIEW. A sale of Sovereign at this time would be ill-advised because of current conditions in the market for the capital stock valuation of financial institutions like Sovereign.

     o THE PROPOSAL IS BASED ON VALUATION METHODOLOGY WHICH IS FUNDAMENTALLY FLAWED.

     THE PROPOSAL IS INCONSISTENT WITH ACTION TAKEN BY THE BOARD OF DIRECTORS EARLIER THIS YEAR AND IS UNNECESSARY FROM A CORPORATE GOVERNANCE PERSPECTIVE.

     In a continuing effort to achieve what it perceives to be good corporate governance and to represent Sovereign's stakeholders effectively in a constantly changing and increasingly competitive environment, Sovereign's Board of Directors meets regularly to extensively study Sovereign's strategic alternatives, including sale, continuing its current strategy or engaging in a merger of equals. Sovereign has conducted these strategic planning meetings once or twice each year for the past several years and expects to continue to conduct these meetings in the future. Investment banking firms and other advisors are usually asked to provide material for and/or to make presentations to or otherwise assist the Board at these sessions.

     As part of this corporate governance process, Sovereign's Board has conducted two strategic planning meetings over the last 12 months, the most recent occurring in March, to review Sovereign's strategic plan in light of Sovereign's strengths, weaknesses, opportunities and threats, as well as to review Sovereign's progress against Sovereign's vision, mission, values and critical success factors. These sessions culminated in a determination by the Board to remain independent and pursue its present strategy of transforming Sovereign into a "regional commercial bank." It is unlikely that Sovereign's Board will reverse this strategy in light of the pending New England Acquisition discussed below.

     In connection with determining whether the shareholder proposal has merit in light of existing Board action and Board processes, Sovereign shareholders should consider that Sovereign's policy is to assure that the financial interests of directors and executive officers are clearly and tangibly aligned with the interests of Sovereign's other shareholders.

     As of March 1, 2000, Sovereign's directors and executive officers, in the aggregate, owned or controlled, after giving effect to the exercise of both vested and nonvested options, approximately 6,925,506 shares as of March 1, 2000, representing approximately 3% of the outstanding shares of the common stock of Sovereign, after giving effect to the exercise of these options. As of November 22, 1999, the proponent was the beneficial owner of only 105,383 shares of common stock which, as of March 1, 2000, represented less than one tenth of one percent of Sovereign.

THE PROPOSAL IS ILL-TIMED FROM A STRATEGIC PERSPECTIVE.

     The Board of Directors also opposes the shareholder proposal because it is ill-timed from a strategic perspective. On September 3, 1999, Sovereign entered into a Purchase and Assumption Agreement pursuant to which Sovereign plans to assume approximately $12 billion of deposits (with a low average cost) and acquire approximately $9 billion of performing loans and 285 branch banks from Fleet Boston Corporation.

     Upon completion of the New England Acquisition, Sovereign will have over $35 billion in assets, $24 billion of deposits, 590 community bank offices, 8,000 team members and over 3.6 million customer accounts. Sovereign will be the third largest financial institution in New England and the fifth largest in New Jersey and the third largest headquartered in Pennsylvania and will have one of the most attractive banking franchises in the northeastern United States.

     More importantly, this acquisition should accelerate Sovereign's strategy of transforming itself into a "regional commercial bank" by favorably changing Sovereign's deposit and loan mix to one more characteristic of a commercial bank holding company. Historically, commercial bank holding companies have traded in the public markets at earnings per share multiples considerably higher than those of thrift holding companies. Thus, the successful completion and integration of this acquisition should have an immediate and long-term favorable impact on the quality of Sovereign's earnings and on Sovereign's stock price and "takeout" value. Shareholders should note, however, that the successful completion and integration of the New England Acquisition poses risks which can be minimized only by spending substantial, intense time and effort on these tasks without diversion. Therefore, the Board believes a sale of Sovereign at this time would be inconsistent with the New England Acquisition and would divert Board and management attention away from the task of completing and integrating the New England Acquisition.

THE PROPOSED IS ILL-TIMED FROM A MARKET POINT OF VIEW.

     The Board does not contest the proponent's assertion that a sale of Sovereign might produce a premium over current market prices.

     The Board of Directors does contest the premise on which the Board believes it is based -- that Sovereign should be sold at a time when the current market price of Sovereign's common stock, due to the pendency of the New England Acquisition, and stock prices throughout the financial services industry, are trading at historically low P/E ratios.

     The Board's view of current market conditions is based principally on the following facts.

     o During the first quarter of 2000, Sovereign's common stock price traded at its lowest levels since 1996, as adjusted for all stock splits and stock dividends (notwithstanding strong earnings).

     o The index value of all publicly traded savings and loans has declined from 814.07 to 562.39, or 30.9%, from December 31, 1997 to December 31, 1999.(1)

     o The NASDAQ Bank Index has declined from 2,083.22 to 1,691.29, or 18.81%, from December 31, 1997 to December 31, 1999.(2)

     o The S&P Savings and Loan Company Index has declined from 171.16 to 119.06, or 30.44%, from December 31, 1997 to December 31, 1999.(2)

------------------
(1) Source: SNL Securities, LC.
(2) Source: Bloomberg L.P.

     Sovereign also contests the proponent's assertion, implicit in the proponent's proposal, that the premium over Sovereign's current market value in connection with a hypothetical sale of Sovereign at the present time would be substantial. Because of depressed stock prices in the industry, Sovereign believes that there are few, if any, potential acquirers, whose shares are trading at a price which would permit such acquirers to use such shares as currency to pay to Sovereign such a premium, without incurring substantial dilution from an earnings perspective.

THE PROPOSAL IS BASED ON VALUATION METHODOLOGY WHICH IS FLAWED.

     The proponent's data reflects only generic peer groups in a vacuum, and fails to present any empirical data on the impact a large, pending strategic acquisition, such as the New England Acquisition, would have on potential acquisition prices for Sovereign. The Board believes the proponent's failure to present relevant peer group data showing the impact of pending acquisitions, as well as the proponent's failure to present pro forma data for Sovereign with respect to the New England Acquisition, or the impact of Sovereign's transformation to a "regional commercial bank"-- like financial institution as a result of the New England Acquisition cause the proponent's data to be misleading and largely irrelevant when considering potential acquisition prices for Sovereign.

     Moreover, the acquisition values for Sovereign's common stock presented in the proponent's supporting statement may not represent realizable values without regard to the effect of the New England Acquisition. The valuation methodologies used in the proponent's supporting statement rely on the average price earnings multiples of a number of thrift acquisition transactions to produce implied ranges of acquisition values for Sovereign which, at best, is an incomplete method of deriving a realistic estimate of a bank's acquisition value.

     In addition, the methodology presented by the proponent in support of its proposal fails to consider circumstances unique to Sovereign which, in the Board's view, would adversely affect Sovereign's ability to realize an appropriate price as a result of the proposed action at this time. The Board believes the pending New England Acquisition would cause potential acquirers to decline to bid for Sovereign or to steeply discount a bid for Sovereign until such time as Sovereign completes the New England Acquisition and eliminates the integration and conversion risks Sovereign faces.

                            ------------------------

     FOR THE REASONS INDICATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

     The shareholder proposal, and the statement of the proponent in support of the proposal is quoted below. Sovereign assumes no responsibility for the content of this statement. The name of the proponent is Jewelcor Management, Inc. You should note that the proponent made similar proposals, which were unsuccessful, with respect to at least four other financial institutions over the past several years.

                                   "PROPOSAL

     "RESOLVED, it is recommended that the Board of Directors of Sovereign Bancorp, Inc. (the "Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

                             "SUPPORTING STATEMENT

     "Based on the analyses below, Jewelcor Management, Inc. ("JMI") believes that the Company could potentially achieve an acquisition price of $18.00 to $30.71 per share if the Board of Directors took the necessary steps to achieve a sale or merger. In JMI's opinion, the following acquisition valuations provide a reasonable basis for estimating a potential acquisition price of the Company well in excess of the current stock price.(1)

"ANALYSIS

     "JMI compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for three of the Company's relevant peer groups: (1) "Regional Peer Group," (2) "Asset-Size Peer Group" and (3) "National Industry Peer Group."(2) Based upon summary statistics for mergers announced in 1999, JMI derived the Average Announced Price/Book Ratio ("Price/Book") and the Median Announced Price/Last Twelve Months EPS Ratio ("Price/EPS") for each of the three peer groups. JMI then derived an average of the three peer groups' respective Price/Book ("Peer Group Average Price/Book") and Price/EPS ("Peer Group Average Price/EPS") and multiplied the applicable Peer Group Average ratios times the Company's (a) book value and (b) last twelve months diluted EPS ("Company EPS").(3)

"BOOK VALUE APPROACH

"Company Stock Price (11/16/99).............................  $  8.72
Company Book Value (9/30/99)................................  $  7.98
Company Price/Book..........................................   109.27%
Peer Group Average Price/Book...............................   225.56%
Company's Potential Acquisition Price.......................  $ 18.00

"EARNINGS APPROACH

"Company EPS (9/30/99)......................................  $  1.16
Company's Price/EPS.........................................     7.52X
Peer Group Average Price/EPS................................    26.47X
Company's Potential Acquisition Price.......................  $ 30.71

           "Your Vote is Important. Please vote YES on this Proposal.

------------------
"(1) JMI's analyses are not the only ways to predict the Company's potential acquisition price. Moreover, they do not reflect the unrecognized expenses and cost savings associated with a potential transaction, since expenses and cost savings depend, in part, on the overlap in markets and subsidiaries present in a particular transaction.

"(2) "Regional Peer Group": All thrifts in DC, DE, MD, NJ, NY, PA and PR with mergers announced in 1999.

     "Asset-Size Peer Group": All banks with an asset range greater than $10 billion with mergers announced in 1999.

     "National Industry Peer Group": All publicly traded thrifts with mergers announced in 1999. Source: SNL Securities LC.

"(3) Although the Company could possibly achieve any of the individual acquisition ratios achieved by the peer groups, JMI believes that the most reliable method for determining potential acquisition values is to compare the average ratios across peer groups."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" APPROVAL OF THIS PROPOSAL. The affirmative vote of a majority of all votes cast at the Meeting is required to approve the proposal. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "AGAINST" approval of the proposal unless a shareholder specifies to the contrary on such shareholder's proxy card.

                       PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors of Sovereign has appointed Ernst & Young LLP, independent auditors, as Sovereign's independent auditors for the fiscal year ending December 31, 2000. No determination has been made as to what action Sovereign's Board of Directors would take if shareholders do not ratify the appointment.

     Ernst & Young LLP has conducted the audit of the financial statements of Sovereign and its subsidiaries for the year ended December 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Sovereign's 2001 Annual Meeting of Shareholders will be held on or about April 26, 2001.

     In accordance with the Bylaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 150 days prior to such annual meeting. For the 2001 Annual Meeting of Shareholders, this period will begin on November 27, 2000 and end on January 26, 2001.

     Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 2001 Annual Meeting of Shareholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before November 28, 2000.

                      DIRECTOR NOMINATIONS BY SHAREHOLDERS

     In accordance with the Bylaws of Sovereign, any shareholder entitled to vote for the election of directors may nominate candidates for election to the Board provided that the shareholder has given notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign not less than 90 days nor more than 120 days prior to such annual meeting. For the 2001 Annual Meeting of Shareholders, this period will begin on December 27, 2000 and end on January 26, 2001.

     Shareholders may also recommend qualified persons for consideration by the Board of Directors to be included in Sovereign's proxy materials as a nominee of the Board of Directors. Shareholders making a recommendation must submit the same information as that required to be included by Sovereign in its Proxy Statement with respect to nominees of the Board of Directors. The shareholder recommendation should be submitted in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before January 26, 2001.

                                 ANNUAL REPORT

     Sovereign's Annual Report to the Shareholders for the year ended December 31, 1999 is enclosed herewith. Sovereign's Annual Report is furnished to shareholders for their information. No part of the Annual Report is incorporated by reference herein.

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF SOVEREIGN'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM LAWRENCE M. THOMPSON, JR., SECRETARY, SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SOVEREIGN'S COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Lawrence M. Thompson, Jr.
                                              -------------------------
                                              LAWRENCE M. THOMPSON, JR.
                                              Secretary

PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

                    DIRECTIONS TO THE SHERATON READING HOTEL
         (ROUTE 422 WEST & PAPER MILL ROAD EXIT), 1741 PAPER MILL ROAD
                      WYOMISSING (READING), PA 19610-1207

FROM:

MANHATTAN, NY -- Take Lincoln Tunnel to NJ Turnpike South to Exit 14. Take I-78 West to 222 South. Follow 222 South to 422 West, then take Paper Mill Road Exit. Sheraton is straight ahead and to the right.

ASBURY PARK/TRENTON, NJ -- Take I-95 South to NJ Turnpike South. Take Exit 6 to the PA Turnpike. Follow turnpike to Exit 22 Morgantown. Exit here, and follow signs to I-176 North 9 miles to 422 West Reading. Take Lebanon Exit and then take Paper Mill Road Exit. The Sheraton is straight ahead and to the right.

PHILADELPHIA, PA -- Take I-76 West to PA Turnpike West to Exit 22 Morgantown. Follow signs to I-176 North 9 miles to 422 West Reading. Take Lebanon Exit and then take Paper Mill Road Exit. The Sheraton is straight ahead and to the right.

PITTSBURGH/HARRISBURG, PA -- Take PA Turnpike East to Exit 21 Reading/Denver. Follow signs for 222 North. Get onto 422 West and take Lebanon Exit. Then take Paper Mill Road Exit. The Sheraton is straight ahead and to the right.

SCRANTON/WILKES-BARRE, PA -- Take I-81 South to 61 South to 222 South to 422 West to the Paper Mill Road Exit. The Sheraton is straight ahead and to the right.

DOVER, DE -- Take 13 North to Wilmington to 141 North to I-95 North to 202 North to 100 North to 422 West. Take Lebanon Exit and then take Paper Mill Road Exit. (Alternatively, after taking 100 North, follow to PA Turnpike West and take Exit 22 Morgantown. Follow signs for I-176 North 9 miles to 422 West Reading to Lebanon Exit to Paper Mill Road Exit.) The Sheraton is straight ahead and to the right.

                             SOVEREIGN BANCORP, INC.

     I/We hereby appoint Dennis S. Marlo, David A. Silverman and Patricia Zong, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Sovereign Bancorp, Inc. ("Sovereign") held of record by me/us on March 1, 2000, at the Annual Meeting of Shareholders to be held on April 27, 2000, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLASS I DIRECTORS, FOR THE RATIFICATION OF INDEPENDENT AUDITORS, AND AGAINST THE SHAREHOLDER PROPOSAL. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof as provided in the rules of the Securities and Exchange Commission.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                    Please vote and sign on the other side.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                   (up arrow) FOLD AND DETACH HERE (up arrow)

   RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


                                Admission Ticket

       [LOGO]                Sovereign Bancorp, Inc.

                       2000 Annual Meeting of Shareholders

                            Thursday, April 27, 2000
                                     3:30 PM

                           The Sheraton Reading Hotel
                                 Route 422 West
                              Paper Mill Road Exit
                              1741 Paper Mill Road
                            Wyomissing, Pennsylvania
       PLEASE ADMIT                                     Non-Transferable

                                                       Please mark
                                                       your votes as   /X/
                                                       indicated in
                                                       this example

--------------------------------------------------------------------------------
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
--------------------------------------------------------------------------------

MATTER NO. 1:                      FOR all nominees listed      WITHHOLD AUTHORITY
ELECTION OF CLASS I DIRECTORS      below (except as marked      to vote for all nominees
TO SERVE UNTIL 2003                to the contrary below)       listed below

                                            /_/                           /_/

Brian Hard; Cameron C. Troilo, Sr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH HIS NAME IN THE ABOVE LIST.)

MATTER NO. 2:                                     FOR      AGAINST     ABSTAIN
RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE       /_/        /_/         /_/
FISCAL YEAR ENDING DECEMBER 31, 2000
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
--------------------------------------------------------------------------------

MATTER NO. 3:                                     FOR      AGAINST     ABSTAIN
SHAREHOLDER PROPOSAL
REGARDING SALE OR MERGER                          /_/        /_/         /_/
--------------------------------------------------------------------------------



Signature(s) ________________________________________________ Date _____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                   (up arrow) FOLD AND DETACH HERE (up arrow)